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                                                                    EXHIBIT 12.2

                          CDI GROUP, INC. & SUBSIDIARY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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EARNINGS AVAILABLE FOR FIXED         FISCAL YEAR ENDED   FISCAL YEAR ENDED   FISCAL YEAR ENDED
CHARGES                                JULY 29, 2000       JULY 28, 2001       JULY 27, 2002
----------------------------         -----------------   -----------------   -----------------
Income (loss) before income taxes,
  extraordinary gain and cumulative
  effect of change in accounting...       $  (472)            $(3,719)            $ 2,263

ADD
Interest expense...................        10,172              10,686               9,793
Interest component of rent
  expense..........................         3,741               4,004               4,056

Income as adjusted.................       $13,441             $10,971             $16,112

Fixed charges
Interest expense...................       $10,172             $10,686             $ 9,793
Interest component of rent
  expense..........................         3,741               4,004               4,056

Total fixed charges................       $13,913             $14,690             $13,849

Ratio of earnings to fixed
  charges..........................          0.97                0.75                1.16
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